As filed with the Securities and Exchange Commission on March 10, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Teekay Offshore Partners L.P.

(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands	98-051255
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4th Floor, Belvedere Building,

69 Pitts Bay Road,

Hamilton HM 08, Bermuda

Telephone: (441) 298-2530

Fax: (441) 292-3931

(Address of principal executive offices, including zip code)

TEEKAY OFFSHORE PARTNERS L.P.

2006 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Watson Farley & Williams LLP

Attention: Daniel C. Rodgers

250 West 55th Street

New York, New York 10019

(212) 922-2200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

David Matheson

Perkins Coie LLP

1120 N.W. Couch Street, 10th Floor

Portland, Oregon 97209-4128

(503) 727-2000

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Units, under the Teekay Offshore Partners L.P. 2006 Long-Term Incentive Plan, as amended	3,000,000	$5.09	$15,270,000	$1,769.79

(1)	Includes an indeterminate number of additional units that may be necessary to adjust the number of units reserved for issuance pursuant to the plan as the result of any future distribution, recapitalization, split, reverse split, reorganization or similar adjustment of the Registrant’s outstanding Common Units.
(2)	Estimated as of March 8, 2017 solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum offering price per unit is estimated to be $5.09, based on the average of the high sales price ($5.22) and the low sales price ($4.96) for the Registrant’s Common Units as reported by the New York Stock Exchange on March 8, 2017.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2015, filed on April 18, 2016, which contains audited financial statements of the Registrant;

(b)	Reports on Form 6-K dated May 24, August 15 and November 16, 2016;

(c)	The description of the Registrant’s Common Units contained in the Registration Statement on Form 8-A/A filed on July 29, 2016, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description; and

(d)	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the period covered by the Annual Report on Form 20-F referenced above.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under our Fifth Amended and Restated Agreement of Limited Partnership, in most circumstances, we must indemnify the following persons, to the fullest extent permitted by law, from and against all liabilities, costs, expenses, losses, claims, damages or similar events:

(1)	our general partner;

(2)	any departing general partner;

(3)	any person who is or was an affiliate of our general partner or any departing general partner;

(4)	any person who is or was a member, partner, director, officer, fiduciary or trustee of any person described in (1), (2) or (3) above;

(5)	any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; or

(6)	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance, on behalf of the general partner, its affiliates and such other persons as the general partner shall determine, against liabilities asserted against and expenses incurred by such persons in connection with our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

We are authorized to purchase (or to reimburse our general partner for the costs of) insurance against liabilities asserted against and expenses incurred by our general partner, its affiliates and such other persons as the general partner may determine and described in the paragraph above, whether or not it would have the power to indemnify such person against such liabilities under the provisions described in the paragraphs above. The general partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8. EXHIBITS

Exhibit Number	Description

5.1	Opinion of Watson Farley and Williams LLP regarding legality of the Common Units being registered

23.1	Consent of KPMG LLP (Independent Registered Public Accounting Firm)

23.2	Consent of Watson Farley and Williams LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Teekay Offshore Partners L.P. 2006 Long-Term Incentive Plan, as amended

Item 9. UNDERTAKINGS

a. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on the 10th day of March, 2017.

TEEKAY OFFSHORE PARTNERS L.P.

By:	Teekay Offshore GP L.L.C., its General Partner

/s/ Edith Robinson
By:	Edith Robinson, Secretary

POWER OF ATTORNEY

Each person whose signature appears below authorizes Edith Robinson as attorney-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 7th day of March, 2017.

Signature	Title

/s/ Ingvild Sæther Ingvild Sæther	Chief Executive Officer of Teekay Offshore Group Ltd. (Principal Executive Officer)

/s/ David Wong David Wong	Chief Financial Officer of Teekay Offshore Group Ltd. (Principal Financial and Accounting Officer)

/s/ C. Sean Day C. Sean Day	Chairman and Director

/s/ Kenneth Hvid Kenneth Hvid	Director

/s/ David L. Lemmon David L. Lemmon	Director

/s/ Carl Mikael L.L. von Mentzer Carl Mikael L.L. von Mentzer	Director

/s/ John J. Peacock John J. Peacock	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Teekay Offshore Partners, L.P., has signed this Registration Statement or amendment thereto in Newark, Delaware on March 10, 2017

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Watson Farley and Williams LLP regarding legality of the Common Units being registered

23.1	Consent of KPMG LLP (Independent Registered Public Accounting Firm)

23.2	Consent of Watson Farley and Williams LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Teekay Offshore Partners L.P. 2006 Long-Term Incentive Plan, as amended